Exhibit 99.1

THE WENDY’S COMPANY COMMENTS ON AMENDED 13D FILING FROM

TRIAN PARTNERS

DUBLIN, Ohio, May 24, 2022 /PRNewswire/ — The Wendy’s Company (Nasdaq: WEN) today issued the following statement regarding the Schedule 13D/A filed by Trian Fund Management, L.P. and certain of its affiliates with the Securities and Exchange Commission:

“The Wendy’s Company’s Board of Directors and management team regularly review the Company’s strategic priorities and opportunities with the goal of maximizing value for all stockholders. Our Board is committed to continuing to act in the best interests of the Company and its stockholders. Consistent with its fiduciary duties, the Board will carefully review any proposal submitted by Trian Partners.

As demonstrated by our recent first quarter results, we continue to make meaningful progress against our three strategic growth pillars, reinforcing the strength and resiliency of the Wendy’s® brand and driving robust AUV and sales increases. We remain focused on achieving our vision of becoming the world’s most thriving and beloved restaurant brand.”

Forward-Looking Statements

This press release contains certain statements that are not historical facts, including statements regarding the Company’s strategic priorities and opportunities and future performance. Those statements, as well as statements preceded by, followed by, or that include the words “will,” “may,” “believes,” “intends,” “plans,” “expects,” “anticipates,” or similar expressions constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). The forward-looking statements are based on the Company’s expectations at the time, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from those expressed or implied in any forward-looking statement. These factors include, but are not limited to, the factors identified in the “Special Note Regarding Forward-Looking Statements and Projections” and “Risk Factors” sections of our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and in our other filings with the Securities and Exchange Commission. For all forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act.

About Wendy’s

Wendy’s® was founded in 1969 by Dave Thomas in Columbus, Ohio. Dave built his business on the premise, “Quality is our Recipe®,” which remains the guidepost of the Wendy’s system. Wendy’s is best known for its made-to-order square hamburgers, using fresh, never frozen beef*, freshly-prepared salads, and other signature items like chili, baked potatoes and the Frosty® dessert. The Wendy’s Company (Nasdaq: WEN) is committed to doing the right thing and making a positive difference in the lives of others. This is most visible through the Company’s support of the Dave Thomas Foundation for Adoption® and its signature Wendy’s

Wonderful Kids® program, which seeks to find a loving, forever home for every child waiting to be adopted from the North American foster care system. Today, Wendy’s and its franchisees employ hundreds of thousands of people across approximately 7,000 restaurants worldwide with a vision of becoming the world’s most thriving and beloved restaurant brand. For details on franchising, connect with us at www.wendys.com/franchising. Visit www.wendys.com and www.squaredealblog.com for more information and connect with us on Twitter and Instagram using @wendys, and on Facebook at www.facebook.com/wendys.

*Fresh beef available in the contiguous U.S., Alaska, and Canada.

Investor Contact:

Kelsey Freed

Director - Investor Relations

(614) 764-3345; Kelsey.freed@wendys.com

Media Contact:

Heidi Schauer

Vice President – Communications, Public Affairs & Customer Care

(614) 764-3368; heidi.schauer@wendys.com